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Exhibit 3.3 ARTICLES OF AMENDMENT TO THE AMENDED AND RESTATED ARTICLES OF
            CORPORATION


           ARTICLES OF AMENDMENT TO THE AMENDED AND RESTATED ARTICLES
                                       OF
                           CITIZENS FIRST CORPORATION



Pursuant to the provisions of KRS 271B.6-020, these Articles of Amendment to the Amended and Restated Articles of Incorporation of Citizens First Corporation, a Kentucky corporation (the "Corporation"), are hereby adopted for the purpose of determining the preferences, limitations and relative rights of a new series of preferred stock to be designated as "Cumulative Convertible Preferred Stock":

         FIRST:   The name of the Corporation is Citizens First Corporation.

         SECOND: The designation of the series of preferred stock subject to these Articles of Amendment is "Cumulative Convertible Preferred Stock", which series of preferred stock was created by Articles of Amendment filed by the Corporation on June 17, 2004 (the "Original Designation"). Pursuant to KRS 271B.6-020(5) without shareholder action, on July 14, 2004 the Board of Directors duly adopted articles of amendment to amend certain preferences, limitations and rights of the authorized shares of Cumulative Convertible Preferred Stock, none of which were outstanding at the time of such adoption by the Board of Directors. The text of the amendment changing the Cumulative Convertible Preferred Stock, which restates in its entirety the Original Designation, is as follows:

         Pursuant to the authority granted to the Board of Directors by Article IV of the Corporation's Amended and Restated Articles of Incorporation (the "Articles") and KRS 271B.6-020, as amended, the Board hereby establishes the following general preferences, limitations and relative rights of 250 shares of undesignated Preferred Stock of the Corporation, no par value per share, authorized in the Corporation's Articles:

         1. DESIGNATION AND NUMBER. Two Hundred Fifty (250) shares of undesignated, authorized Preferred Stock of the Corporation are hereby constituted as a series of Preferred Stock designated as "Cumulative Convertible Preferred Stock," having no par value per share. Each share of Cumulative Convertible Preferred Stock shall have the same relative rights and be identical in all respects with each other share of Cumulative Convertible Preferred Stock. Each share of Cumulative Convertible Preferred Stock shall have a stated value of $31,992 (the "Stated Value").

         2. VOTING RIGHTS. Except as otherwise expressly provided by law, shares of Cumulative Convertible Preferred Stock shall not be entitled to any vote on any matter or question submitted to a vote at a meeting of shareholders (or submitted for action pursuant to written consent in lieu of a meeting) or to any notice thereof (including without limitation notice of the taking of any action pursuant to written consent in lieu of a meeting), including without limitation the election of directors of the Corporation.

         3. DIVIDENDS.

         (a) The holder of each share of Cumulative Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets legally available therefor, cumulative quarterly dividends per share payable in cash on April 30, July 30, October 30 and January 30 in each year (each, a "Dividend Payment Date"), beginning on the first such date to occur after the issuance of such shares, at an annual rate equal to 6.50% of the Stated Value. Dividends shall accrue and cumulate on each share of Cumulative Convertible Preferred Stock from the date of issuance and shall accrue and cumulate from day to day, whether or not earned or declared. Unpaid accumulated dividends on the shares of Cumulative Convertible Preferred Stock shall not bear interest. Dividends will be payable to holders of record as they appear in the Corporation's stock records at the close of business on March 30, June 30, September 30 and December 30 of each year. Dividends payable on the Cumulative
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 Convertible Preferred Stock for any period less than a full year shall be computed on the basis of the actual number of days elapsed and a 365-day year.

         (b) No dividends or other distributions (other than those payable solely in Common Stock of the Corporation) shall be declared or paid on any shares of Common Stock of the Corporation (or any shares of any other series of Preferred Stock ranking as to dividends or liquidation junior to the Cumulative Convertible Preferred Stock) at any time and for so long as there shall not have been declared and paid or set apart for payment all amounts necessary to eliminate any arrearage in payment of the aforesaid dividends on the Cumulative Convertible Preferred Stock.
         (c) To pay dividends on any Dividend Payment Date, the Corporation shall have funds legally available to make such payment. The Corporation will use its reasonable best efforts to provide notice to the holders of the Preferred Stock not later than 15 days prior to each Dividend Payment Date if the Corporation determines that it will not pay dividends on the Dividend Payment Date. If a development occurs less than 15 days prior to a Dividend Payment Date that will prevent the Corporation from paying dividends on that Dividend Payment Date, and the Corporation has not already provided notice, the Corporation will provide prompt notice to the holders.

         4. LIQUIDATION.

         (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, each holder of Cumulative Convertible Preferred Stock shall be entitled to receive, out of funds legally available therefor, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock of the Corporation (or of any shares of any other series of Preferred Stock ranking as to dividends or liquidation junior to the Cumulative Convertible Preferred Stock) by reason of their ownership thereof, an amount equal to the Stated Value per share (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus an amount equal to all accrued but unpaid dividends on each such share, including a pro rata dividend according to the number of days elapsed prior to the date of payment over an assumed year of 365 days ("Accrued Dividends"), for each share of Cumulative Convertible Preferred Stock then held by them. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Cumulative Convertible Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Cumulative Convertible Preferred Stock in proportion to the preferential amount each such holder would otherwise have been entitled to receive if the preferential amounts payable in respect to the Cumulative Convertible Preferred Stock had been paid in full. Whenever the distribution provided for in this Subsection 4(a) shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors.
         (b) Neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation, nor the consolidation, merger or amalgamation of the Corporation with or into any other entity, or the consolidation, merger or amalgamation of any other entity with or into the Corporation shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

         5. REDEMPTION.

             (a) At its option, on and at any time after three years from the date of issuance of such shares, the Corporation may, at least to the extent that it may lawfully do so, redeem all or any portion of the outstanding shares of Cumulative Convertible Preferred Stock, by paying in cash therefore a sum equal to the Stated Value per share of Cumulative Convertible Preferred Stock
(as adjusted for any stock dividends, combinations or splits with respect to such shares), plus all Accrued Dividends (the "Redemption Price") thereon, to but excluding the date fixed for redemption. The Corporation shall give written notice of any such redemption to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Cumulative Convertible Preferred Stock to be redeemed, which notice shall be mailed, first class postage prepaid, to each holder at the address last shown on the records of the Corporation for such holder, and shall specify a date not less than 15 nor more than 60 days after the date of such notice as the date of such redemption (the "Redemption Date"). Notwithstanding the foregoing, the Corporation may pay the Redemption Price only if the Corporation has funds legally available for such payment and only if the Corporation has received the prior written consent of the Federal Reserve.
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              (b) The Redemption Notice shall be mailed as aforesaid at least 15 but no more than 60 days prior to the Redemption Date; provided, however, that no failure to give such Redemption Notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of the Cumulative Convertible Preferred Stock to be redeemed except as to the holder or holders to whom the Corporation has failed to give said Redemption Notice or except as to the holder or holders whose Redemption Notice was defective. All such Redemption Notices shall identify the Cumulative Convertible Preferred
Stock to be redeemed and shall state:

A. the number of shares to be redeemed from such holder;

B.                the Redemption Date;

C.                the Redemption Price;

D. that on the Redemption Date, the Redemption Price will become due and payable upon each such share of Cumulative Convertible Preferred Stock to be redeemed and that dividends thereon will cease to accrue on and after said date; and

E. the place where such Cumulative Convertible Preferred Stock is to be surrendered for payment of the Redemption Price.

Except as provided in Subsection 5(c), on or after the Redemption Date, each holder of Cumulative Convertible Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled.


              (c) If less than all the outstanding shares of Cumulative Convertible Preferred Stock are to be redeemed, the Corporation shall select those shares to be redeemed from outstanding shares of Cumulative Convertible Preferred Stock not previously called for redemption by lot or pro rata (as nearly as may be) or by any other method determined by the Board of Directors to be equitable. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

              (d) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price for the shares of Cumulative Convertible Preferred Stock to have been redeemed, all rights of the holders of Cumulative Convertible Preferred Stock designated for redemption in the Redemption Notice as holders of Cumulative Convertible Preferred Stock (except the right to receive the Redemption Price therefore without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of the Cumulative Convertible Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Cumulative Convertible Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Cumulative Convertible Preferred Stock. The shares of Cumulative Convertible Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Cumulative Convertible Preferred Stock, such funds will immediately be used to redeem the balance of the shares that the Corporation has become obligated to redeem on any Redemption Date, but which it has not redeemed, in accordance with a procedure substantially similar to that described above and approved by the Board of Directors.

             (e) As one possible (though not exclusive) method of payment of the Redemption Price for the shares of Cumulative Convertible Preferred Stock to be redeemed, such method of payment to ultimately be determined and approved by the Board of Directors, on or prior to each Redemption Date, the Corporation may deposit the amount of the Redemption Price of all shares of Cumulative Convertible Preferred Stock designated for redemption in the Redemption Notice and not yet redeemed or converted, with a bank or trust company having aggregate capital and surplus in excess of Fifty Million Dollars ($50,000,000) as a trust fund for the benefit of the respective holders
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
of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to such bank or trust company to pay, on and after the Redemption Date or prior thereto, the Redemption Price for such shares to the respective holders thereof on or after the Redemption Date upon receipt of notification from the Corporation that such holder has surrendered his or her share certificate to the Corporation. Any monies deposited by the Corporation pursuant to this Subsection 5(e) for the redemption of shares which are thereafter converted into shares of Common Stock pursuant to Section 6 hereof no later than the close of business on the day prior to the Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any monies deposited by the Corporation pursuant to this Subsection 5(e) remaining unclaimed at the expiration of two (2) years following the Redemption Date shall thereafter be returned to the Corporation, provided that the stockholder to which such money would be payable hereunder shall be entitled, upon proof of its ownership of the shares of Cumulative Convertible Preferred Stock designated for redemption and payment of any bond requested by the Corporation, to receive such monies, but without interest from the Redemption Date.

         6. CONVERSION. The holders of the Cumulative Convertible Preferred Stock shall have conversion rights as follows:

               (a) RIGHT TO CONVERT. Subject to this Section 6, each share of Cumulative Convertible Preferred Stock shall be convertible, at the option of the holder thereof, into shares of the Corporation's Common Stock (i) at any time on and after three (3) years from the date of issuance of such shares, and, with respect to shares of Cumulative Convertible Preferred Stock designated for redemption, on or prior to the close of business on the day prior to the Redemption Date, if any, as may be specified in the Redemption Notice with respect to such share, or, if earlier, (ii) at any time on and after a Change of Control, as hereinafter defined. Such shares of Cumulative Convertible Preferred Stock shall be convertible at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Stated Value (as adjusted for any stock dividends, combinations or splits with respect to such shares), by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share shall be $15.50. Such initial Conversion Price shall be subject to adjustment as set forth in Subsection 6(c) below. When shares of Cumulative Convertible Preferred Stock are converted pursuant to this Subsection 6(a), all Accrued Dividends on the Cumulative Convertible Preferred Stock so converted to (and not including) the date of conversion shall be immediately due and payable in cash.

               (b) MECHANICS OF CONVERSION. Before any holder of Cumulative Convertible Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Corporation or of any transfer agent for such shares of Cumulative Convertible Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert a specified whole number of shares and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Cumulative Convertible Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such series of Cumulative Convertible Preferred Stock to be converted and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with a Change of Control, the conversion may, at the option of any holder tendering Cumulative Convertible Preferred Stock for conversion, be conditioned upon the closing of the Change of Control transaction, in which event the person(s) entitled to receive Common Stock upon conversion of Cumulative Convertible Preferred Stock shall be deemed to have converted Cumulative Convertible Preferred Stock immediately prior to the closing of such transaction.

           (c) CONVERSION PRICE ADJUSTMENTS. The Conversion Price of the Cumulative Convertible Preferred Stock shall be subject to adjustment from time to time as follows:

                     (i) In the event the Corporation should at any time or from time to time after the date hereof fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive
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directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents, then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price of the Cumulative Convertible Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Cumulative Convertible Preferred Stock shall be increased in proportion to such increase in the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

                     (ii) If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Cumulative Convertible Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

               (d ) OTHER DISTRIBUTIONS. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Subsection 6(c)(i), then, in each such case for the purpose of this Subsection 6(d), the holders of shares of Cumulative Convertible Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Cumulative Convertible Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

               (e) RECAPITALIZATIONS. In case of any capital reorganization or reclassification or other change of outstanding shares of Common Stock of the Corporation, whether by combination, merger, acquisition or otherwise (a "Transaction") (other than a Transaction in which the Corporation is the resulting or surviving entity and which does not result in any reclassification or change of outstanding shares of Common Stock), each share of this Cumulative Convertible Preferred Stock then outstanding shall, without the consent of any holder of thereof, become convertible only into the kind and amount of shares of stock or other securities (of the Corporation or another issuer) or property or cash receivable upon such Transaction by a holder of the number of shares of Common Stock into which such share of Cumulative Convertible Preferred Stock could have been converted immediately prior to such Transaction. The provisions of this subparagraph (e) similarly shall apply to successive Transactions. The provisions of this subparagraph (e) shall be the sole right of holders of Cumulative Convertible Preferred Stock in connection with any Transaction and such holders shall have no separate vote thereon.

               (f) The Corporation shall not be required to give effect to any adjustment in the Conversion Price unless and until the net effect of one or more adjustments (each of which shall be carried forward until counted toward adjustment), determined as above provided, shall have resulted in a change of the Conversion Price by at least 1%, and when the cumulative net effect of more than one adjustment so determined shall be to change the Conversion Price by at least 1%, such change in the Conversion Price shall thereupon be given effect.

               (g) No Fractional Shares And Certificate as to Adjustments.

                        (i) No fractional shares shall be issued upon the conversion of any share or shares of Cumulative Convertible
Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share.

                        (ii) Upon the occurrence of each adjustment of the Conversion Price of Cumulative Convertible Preferred Stock
pursuant to this Section 6, the Corporation, at its expense, shall promptly prepare and furnish to each holder of such Cumulative Convertible Preferred Stock a certificate setting forth such adjustment and describing the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Cumulative Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Cumulative Convertible Preferred Stock at the time in effect, and
(C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Cumulative Convertible Preferred Stock.
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              (h) NOTICES OF RECORD DATE. In the event of any taking by the
Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Cumulative Convertible Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

              (i) NOTICE OF CHANGE OF CONTROL TRANSACTION. The Corporation shall give each holder of record of Cumulative Convertible Preferred Stock written notice of an impending Change of Control transaction not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 6, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided that such periods may be shortened upon consent of the holders of the Cumulative Convertible Preferred Stock that are entitled to such notice rights or similar notice rights that represent at least two-thirds of all then outstanding shares of the Cumulative Convertible Preferred Stock.

             (j) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times after the Cumulative Convertible Preferred Stock first becomes convertible reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of shares of Cumulative Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Cumulative Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Cumulative Convertible Preferred Stock, in addition to such other remedies as shall be available to the holder of such Cumulative Convertible Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Articles.

             (k) NOTICES. Any notice required by the provisions of this Section 6 to be given to the holders of shares of Cumulative Convertible Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Corporation.

             (l) CHANGE OF CONTROL. "Change of Control" means, for purposes of this Section 6, the occurrence of any of the following:

A. if any "person" or "group" (as such terms are used in Section 13(d) and Section 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the total voting power of the Common Stock of the Corporation; or

B. if the Corporation consolidates or merges with or into any other person, other than a consolidation or merger under a transaction in which the outstanding Common Stock of the Corporation remains outstanding or is changed into or exchanged for cash, securities or other property with the effect that the beneficial owners of the Corporation's outstanding Common Stock immediately before that transaction, beneficially own, directly or indirectly, more than 50% of the Common Stock, measured by voting power rather than number of shares, of the surviving corporation immediately following that transaction; or
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

C. upon the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Corporation and its subsidiaries considered as a whole; or

D. if during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or appointment by the Board of Directors or whose nomination for election by the Corporation's stockholders was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Corporation's Board of Directors then in office.

     7. STATUS OF REDEEMED OR CONVERTED STOCK. All shares of Cumulative Convertible Preferred Stock redeemed, purchased, exchanged, converted or otherwise acquired by the Corporation shall be retired and canceled and, upon the taking of any action required by applicable law, shall be restored to the status of authorized but unissued shares of Preferred Stock of the Corporation without designation as to series, and may thereafter be reissued.
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


         THIRD: The foregoing amendments to the Corporation's Amended and Restated Articles of Incorporation were duly adopted by the Board of Directors of the Corporation.

         Dated as of July 14, 2004.

                           CITIZENS FIRST CORPORATION





                                                     By:/s/ Mary D. Cohron

                                                      Mary D. Cohron, President

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